Exhibit 99.1

Contact:	Investor Relations
(412) 288-2029
General Nutrition Centers, Inc. Reports
Fourth Quarter and Full Year 2007 Results
PITTSBURGH, March 6, 2008 /PRNewswire/ – General Nutrition Centers, Inc. (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the quarter and year ended Dec. 31, 2007.
General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired on March 16, 2007, by affiliates of Ares Management LLC and Ontario Teachers’ Pension Plan Board. As such, the financial results presented in this press release represent the aggregate of the financial results of General Nutrition Centers, Inc. from Jan. 1, 2007, through March 15, 2007, predecessor, and the results from March 16, 2007 to Dec. 31, 2007, successor.
For the fourth quarter of 2007, the Company reported consolidated revenues of $376.1 million, an increase of 7.6% over the consolidated revenues of $349.7 million for the same quarter of 2006. Revenue increased in each of the Company’s business segments: retail by 3.6%; franchise by 9.1% and manufacturing/wholesale by 41.6%. Same store sales improved 0.2% in domestic company-owned stores and 3.8% in Canadian company-owned stores.
Earnings before income taxes, depreciation and amortization (EBITDA) was $45.6 million for the fourth quarter of 2007, compared to $18.3 million for the same quarter of 2006, an increase of $27.3 million. Included in EBITDA for the fourth quarter of 2006 was $17.8 million of discretionary payments made to stock option holders in conjunction with a distribution made to shareholders in December 2006, and a loss of $0.1 million related to the sale of the Company’s Australian manufacturing facility. Excluding these one-time expenses, adjusted EBITDA increased $9.4 million or 26.0% over the adjusted EBITDA of $36.2 million in the same quarter of 2006. Also included in EBITDA for each of the fourth quarters of 2007 and 2006 was $0.6 million of non-cash, stock-based compensation expense.
For the year ended Dec. 31, 2007, the Company reported consolidated revenues of $1.553 billion, an increase of 4.4% over the consolidated revenues of $1.487 billion for the same period of 2006. Revenue increased in each of the Company’s business segments: retail by 4.1%; franchise by 3.8% and manufacturing/ wholesale by 8.3%. Same store sales improved 1.4% in domestic company-owned stores and 8.5% in Canadian company-owned stores.
EBITDA was $125.5 million for 2007, compared to $138.4 million in 2006. Included in 2007, as a result of the acquisition, was $65.3 million of transaction related costs, including $34.6 million of transaction fees and expenses; $15.3 million of compensation expense (including $3.8 million of non-cash, stock-based compensation resulting from the cancellation of all outstanding stock options), and $15.4 million of non-cash purchase accounting adjustments included in cost of sales. Included in EBITDA in 2006 was $22.6 million of discretionary payments made in conjunction with distributions to shareholders in March 2006 and December 2006 and a loss of $1.2 million related to the sale of the Company’s Australian manufacturing facility. Excluding these one-time items, adjusted EBITDA increased $28.6 million or 17.6% to $190.8 million in 2007, compared to $162.2 million in 2006. Also included in EBITDA in 2007 and 2006 was $2.2 million and $2.5 million, respectively, of non-cash, stock-based compensation expense.

EBITDA and adjusted EBITDA are non-GAAP financial measures within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.
GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products; including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,900 retail locations throughout the United States (including 978 franchise and 1,358 Rite Aid store-within-a-store locations) and franchise operations in 49 international markets. The company – which is dedicated to helping consumers Live Well – also offers products and product information online at http://www.gnc.com/.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
— significant competition in our industry;
— unfavorable publicity or consumer perception of our products;
— the incurrence of material products liability and product recall costs;
— costs of compliance and our failure to comply with governmental regulations;
— the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;
— economic, political and other risks associated with our international operations;
— our failure to keep pace with the demands of our customers for new products and services;
— the lack of long-term experience with human consumption of some of our products with innovative ingredients;
— disruptions in our manufacturing system or losses of manufacturing certifications;
— increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;
— loss or retirement of key members of management;
— increases in the cost of borrowings and unavailability of additional debt or equity capital;
— the impact of our substantial indebtedness on our operating income and our ability to grow;
— the failure to adequately protect or enforce our intellectual property rights against competitors;
— changes in applicable laws relating to our franchise operations; and
— our inability to expand our franchise operations to attract new franchisees.

Results of Operations
(Dollars in millions and percentages expressed as a percentage of total net revenues)

	Successor		Predecessor		Combined		Predecessor
	Three Months Ended December 31,				Twelve Months Ended December 31,
	2007		2006		2007		2006
	(unaudited)
Revenues:
Retail	$278.6	74.1%	$268.9	76.9%	$1,168.6	75.3%	$1,122.7	75.5%
Franchise	56.6	15.0%	52.0	14.9%	241.1	15.5%	232.3	15.6%
Manufacturing / Wholesale	40.9	10.9%	28.8	8.2%	143.1	9.2%	132.1	8.9%

Total net revenues	376.1	100.0%	349.7	100.0%	1,552.8	100.0%	1,487.1	100.0%

Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	246.4	65.5%	232.0	66.3%	1,026.4	66.1%	983.5	66.1%
Compensation and related benefits	63.5	16.9%	73.5	21.1%	260.1	16.7%	260.8	17.5%
Advertising and promotion	7.2	1.9%	9.4	2.7%	55.5	3.6%	50.7	3.4%
Other selling, general and administrative expenses	20.4	5.4%	25.2	7.2%	78.6	5.1%	87.8	6.0%
Amortization expense	3.1	0.8%	1.1	0.3%	10.0	0.6%	4.6	0.3%
Foreign currency gain	(0.1)	0.0%	—	0.0%	(0.5)	0.0%	(0.7)	0.0%
Other expense	—	0.0%	0.1	0.0%	34.6	2.2%	1.2	0.0%

Total operating expenses	340.5	90.5%	341.3	97.6%	1,464.7	94.3%	1,387.9	93.3%

Operating income:
Retail	35.5	9.4%	27.5	7.9%	134.7	8.7%	127.4	8.6%
Franchise	16.3	4.3%	15.8	4.5%	69.5	4.5%	64.1	4.3%
Manufacturing / Wholesale	15.2	4.0%	12.2	3.5%	49.2	3.1%	51.0	3.4%
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(13.3)	-3.4%	(12.8)	-3.7%	(51.4)	-3.3%	(50.7)	-3.4%
Corporate costs	(18.1)	-4.8%	(34.2)	-9.8%	(79.3)	-5.1%	(91.4)	-6.2%
Merger-related costs	—	0.0%	—	0.0%	(34.6)	-2.2%	—	0.0%
Other expense	—	0.0%	(0.1)	0.0%	—	0.0%	(1.2)	0.0%

Subtotal unallocated corporate and other costs net	(31.4)	-8.2%	(47.1)	-13.5%	(165.3)	-10.6%	(143.3)	-9.6%

Total operating income	35.6	9.5%	8.4	2.4%	88.1	5.7%	99.2	6.7%

Interest expense, net	23.9		10.1		118.5		39.6

Income (loss) before income taxes	11.7		(1.7)		(30.4)		59.6

Income tax expense (benefit)	4.4		(0.5)		1.9		22.2

Net income (loss)	$7.3		$(1.2)		$(32.3)		$37.4

     Note: The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons were derived from the table above and could occasionally differ immaterially if you were to use the unrounded data for these calculations.
We define EBITDA as net income (loss) before interest expense (net), income tax expense, depreciation, and amortization. Management uses EBITDA as a tool to measure operating performance of the business. We use EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes.
We also use EBITDA as defined in our Senior Credit Facility, and the indentures governing our Senior Floating Rate Toggle Notes and Senior Subordinated Notes to determine compliance with the terms of these facilities and Notes. The reconciliation of EBITDA as presented below is different than that used in our Senior Credit Facility and the indentures governing the Senior Floating Rate Toggle Notes and Senior Subordinated Notes. Historically, we have highlighted our use of EBITDA as a liquidity measure and for related purposes because of our focus on the holders of our debt. At the same time, however, management has also internally used EBITDA as a performance measure. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

Adjusted EBITDA is presented as additional information, as management also uses Adjusted EBITDA to evaluate the operating performance of the business and as a measurement for the calculation of management incentive compensation. Management believes that EBITDA and Adjusted EBITDA are commonly used by securities analysts, lenders, and others; however, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies, limiting their usefulness as comparative measures.
Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

-	EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

-	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for working capital needs;

-	EBITDA and Adjusted EBITDA does not reflect interest expense or the cash requirement necessary to service interest or principal payments on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

-	EBITDA and Adjusted EBITDA reflect the impact of earnings on income resulting from matters we consider not to be indicative of our ongoing operations, certain of which income we eliminated in our computation of EBITDA and Adjusted EBITDA.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only for supplemental purposes.
For the combined predecessor and successor periods ended Dec. 31, 2007, the three months ended Dec. 31, 2007 and Dec. 31, 2006 and the twelve months ended Dec. 31, 2006, the following table presents EBITDA reconciled to our cash from operations for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
CASH FROM OPERATIONS RECONCILIATION TO EBITDA AND ADJUSTED EBITDA

(in millions) (unaudited)	Successor	Predecessor	Combined	Predecessor
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$42.7	$5.7	$41.1	$74.6
Cash paid for interest (excluding deferred financing fees)	20.6	11.4	95.5	40.2
Cash (received) paid for taxes	(14.8)	0.8	(18.5)	23.2
Increase (decrease) in accounts receivable	(2.7)	(9.5)	9.5	4.3
Increase (decrease) in inventory	8.8	6.7	(4.1)	21.4
Decrease (increase) in accounts payable	1.1	6.4	1.4	(0.8)
Increase (decrease) in other assets	7.6	2.1	4.9	(9.7)
Decrease (increase) in other liabilities	(17.7)	(5.3)	(4.3)	(14.8)

EBITDA	$45.6	$18.3	$125.5	$138.4

Loss on sale of Australian manufacturing subsidiary	—	0.1	—	1.2
Transaction costs	—	—	34.6	—
Discretionary payment to stock option holders	—	17.8	—	22.6
Compensation expense related to transaction	—	—	15.3	—
Purchase accounting adjustments	—	—	15.4	—

Adjusted EBITDA	$45.6	$36.2	$190.8	$162.2

For the combined predecessor and successor periods ended Dec. 31, 2007, the three months ended Dec. 31, 2007 and Dec. 31, 2006, and the twelve months ended Dec. 31, 2006, the following table presents EBITDA reconciled to our net income for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

NET INCOME (LOSS) RECONCILIATION TO EBITDA AND ADJUSTED EBITDA

(in millions) (unaudited)	Successor	Predecessor	Combined	Predecessor
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (loss)	$7.3	$(1.2)	$(32.3)	$37.4
Interest expense, net	23.9	10.1	118.5	39.6
Income tax expense (benefit)	4.4	(0.5)	1.9	22.2
Depreciation and amortization	10.0	9.9	37.4	39.2

EBITDA	$45.6	$18.3	$125.5	$138.4
Loss on sale of Australian manufacturing subsidiary	—	0.1	—	1.2
Transaction costs	—	—	34.6	—
Discretionary payment to stock option holders	—	17.8	—	22.6
Compensation expense related to transaction	—	—	15.3	—
Purchase accounting adjustments	—	—	15.4	—

Adjusted EBITDA	$45.6	$36.2	$190.8	$162.2

SOURCE:	General Nutrition Centers, Inc.

CONTACT:	Investor Relations — (412) 288-2029

Web site:	http://www.gnc.com/